UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 04, 2026

Amtech Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

58 S. River Drive, Suite 370
Tempe, Arizona		85288
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 967-5146

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Amtech Systems, Inc. (the “Company”) announced that on August 4, 2026, Robert C. Daigle notified the Board of Directors (the "Board") of the Company of his intention to retire as Chief Executive Officer of the Company, effective August 13, 2026. Mr. Daigle will continue to serve on the Board as Executive Chairman. Mr. Daigle's retirement is not the result of any disagreement with the Company relating to the Company's operations, policies, or practices.

In connection with Mr. Daigle's transition to Executive Chairman, the Company entered into an Amended and Restated Employment Agreement (the “Executive Chair Agreement”) with Mr. Daigle. The Executive Chair Agreement provides for, among other things, a two-year term of employment, an annual base salary of $300,000, a grant of 50,000 restricted stock units ("RSUs") under the Company's 2022 Equity Incentive Plan, and certain change in control and severance protections. The RSUs were granted effective at the close of market on August 4, 2026, and vest ratably over a two-year period, subject to Mr. Daigle’s continued service with the Company through the applicable vesting dates and the terms of the applicable award agreement. The foregoing description of the Executive Chair Agreement is qualified in its entirety by reference to the Executive Chair Agreement, a copy of which will be filed as Exhibit 10.1 hereto and incorporated herein by reference.

On August 4, 2026, the Board approved the appointment of Guy Shechter as Chief Executive Officer of the Company, effective as of August 13, 2026. In connection with such appointment, and upon the recommendation of the Compensation Committee, the Board approved a grant of 25,000 RSUs to Mr. Shechter under the Company's 2022 Equity Incentive Plan, as amended. The RSUs were granted effective at the close of market on August 4, 2026, and vest ratably over a three-year period, subject to Mr. Shechter's continued service with the Company through the applicable vesting dates and the terms of the applicable award agreement.

In connection with his appointment as Chief Executive Officer, the Board appointed Mr. Shechter to the Board. Mr. Shechter will serve as a director until the Company's next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Shechter, age 58, currently serves as the Company's President and Chief Operating Officer and will continue to serve as President following his appointment as Chief Executive Officer. Mr. Shechter was appointed President and Chief Operating Officer effective May 19, 2026. Prior to joining the Company, Mr. Shechter held leadership positions at Yield Engineering Systems from 2021 to 2026, most recently serving as Senior Vice President and General Manager. Prior to Yield Engineering Systems, he served in various leadership roles at Veeco Instruments from 2007 to 2020, including Vice President and General Manager, Global Services Solutions. Mr. Shechter holds an MBA and a Bachelor of Science degree in Mechanical Engineering from Technion-Israel Institute of Technology.

There are no arrangements or understandings between Mr. Shechter and any other persons pursuant to which he was appointed Chief Executive Officer. There are no family relationships between Mr. Shechter and any director or executive officer of the Company, and there are no transactions requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated as of August 4, 2026, between Amtech Systems, Inc. and Robert C. Daigle.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	August 5, 2026	By:	/s/ Robert C. Daigle
Name: Robert C. Daigle Title: Chief Executive Officer